Monday, February 2, 2009

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 20 South Broad St. P.O. Box 555 Canfield, OH 44406 330-533-3341 330-533-0451 (FAX) Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP. REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2008

•	Net Interest Income increased $2.823 million or 12% in 2008, compared to 2007.

•	Corporation reports a 7% increase in loans and a 9% increase in deposits during 2008.

•	Non-performing loans represent .97% of total loans.

•	Efficiency ratio improves to 63.02% at December 31, 2008 from 68.00% in December 2007.

•	Recently announced the purchase Butler Wick Trust Company, the only remaining local trust company offering a full line of trust services.

CANFIELD, Ohio (February 2, 2009) – Farmers National Banc Corp. (OTC BB: FMNB), today reported consolidated net income for the quarter ended December 31, 2008 of $1.408 million, compared to $999 thousand in the preceding quarter and $963 thousand in the prior-year quarter. Diluted earnings per share were $0.11 for the current quarter compared with $0.08 for the preceding quarter and $0.07 for the fourth quarter in 2007.

The Company’s total assets reported at the end of 2008 are $880.370 million, compared to $872.057 million in total assets recorded at September 30, 2008, and $798.236 million in assets as of the end of 2007. Net loans are reported at $546.452 million on December 31, 2008, versus $508.647 million at the same time in 2007, a difference of $38.205 million, representing a 7.43% increase. Over this same period, deposits increased $54.582 million or 9.20% from $593.428 million on December 31, 2007 to $648.010 million at December 31, 2008.

Shareholders Equity totaled $77.102 million at December 31, 2008, an increase of $3.182 million, or 4.30%, compared to $73.920 million at December 31, 2007. The increase in equity was a result of net income and mark to market adjustments in the Corporation’s investment securities, offset by the cost of shares of common stock purchased through our stock repurchase program and cash dividends paid to shareholders during 2008. At December 31, 2008, the bank is “well capitalized” under regulatory guidelines.

For the full twelve months ended December 31, 2008, Farmers National Banc Corp. recorded net income of $5.665 million, or $0.43 per diluted share, compared to $5.925 million, or $0.46 per diluted share for the same period in 2007. Returns on average assets and average equity equate to 0.67% and 7.67% respectively, compared to 0.74% and 7.95% at this same time in 2007.

Farmers’ fourth quarter 2008 earnings included pre-tax other-than-temporary impairment charges of $316 thousand. For the year ended December 31, 2008, the Company has recognized a total of $2.711 million in pre-tax charges for other-than-temporary impairment of securities, related mainly to Fannie Mae Series F preferred stock held in the Company’s investment portfolio. Last year’s impairment charge amounted to $873 thousand pre-tax.

Commenting on these results, Frank L. Paden, President & CEO stated, “Our fourth quarter results were solid despite additional other-than-temporary impairment charges recognized and increased levels of loan loss provisions. Our strategic focus during 2008 was to achieve growth on the balance sheet and increase net interest income and improve our efficiency ratio. We were successful in accomplishing each of those strategic goals during 2008. In spite of what the financial services industry as a whole has been experiencing, from a core business operating perspective we are very encouraged with our earnings performance during 2008. Our team has continued to focus on growth without compromise and was able to increase our net interest income, our primary source of revenues by 12% over what was reported in 2007. We grew our balance sheet by approximately 10% and improved our efficiency ratio by 7.3%. During this period, our capital levels and key ratios remained relatively unchanged. Our Company chose not to participate in the U.S. Treasury TARP Capital Purchase Plan.”

Paden further states, “With the upcoming acquisition of Butler Wick Trust, our team is very excited to integrate the trust business into our suite of Farmers National Financial Services. This line of business gives us additional opportunities to build even stronger relationships with our customers and the community. It is expected that this deal will be completed at the end of the first quarter of 2009, subject to all the regulatory approvals.”

Net Interest Income -— Net interest income was $7.355 million for the fourth quarter of 2008, which compares to $6.886 million in the preceding quarter and $5.959 million in the fourth quarter of 2007. For the twelve months ended December 31, 2008, the net interest income was $26.468 million compared to $23.645 million for the same twelve-month period in 2007. This represents an 11.94% increase year over year. The net interest income to average earning assets on a fully taxable equivalent basis was 3.58% for the twelve months ended December 31, 2008, compared to 3.33% at the end of 2007. During the past year, yields on earning assets decreased 9 basis points, while the cost of interest bearing liabilities decreased 44 basis points. This equates to an increase in our net interest margin by 25 basis points, or a 7.51% increase since the end of 2007.

Non-Interest Income -— Excluding the pre-tax non-cash impairment charge of $316 thousand, non-interest income was $1.143 million in the fourth quarter of 2008, compared to $1.595 million in the preceding quarter, which excludes a $1.844 million pretax non-cash impairment charge, and $1.389 million in the fourth quarter in 2007, excluding an $873 thousand pretax impairment charge. For the year ended December 31, 2008, non-interest income, excluding the pre-tax non-cash impairment charges, was $5.328 million, compared to $5.281 million reported for the same twelve month period in 2007. In addition to the impairment charges, the change in non-interest income includes an increase in income on bank-owned life insurance of $465 thousand offset by a decrease in security gains. Security gains were $474 thousand in 2008 compared to $771 thousand in 2007.

Non-Interest Expense -— The Company’s tax equivalent efficiency ratio for 2008 improved to 63.02%, as compared to 68.00% in the prior year’s same twelve-month period. Non-interest expenses totaled $5.643 million for the fourth quarter of 2008, which compares to $5.269 million in the preceding quarter and $5.078 million for the fourth quarter of 2007. For the year ended December 31, 2008, operating expenses were $21.013 million, compared to $20.382 million in 2007, an increase of 3.10%

Asset Quality -— As of December 31, 2008, non-performing loans were $5.337 million or .97% of total loans, compared to $2.361 million or .46% of total loans at this same time in 2007. This increase is primarily the result of a combination of residential real estate and commercial real estate loans that meet the criteria of non-performing, which are loans in the non-accrual status or are delinquent greater than 90 days. Specifically, 50% of the total non-performing loans are industry related to land development and new residential home construction projects.

On December 31, 2008, the ratio of the allowance for loan losses (ALLL) to non-performing loans was 104%, compared to 176% in September 2008 and 231% at the end of 2007. The provision for loan losses was $860 thousand for the fourth quarter of 2008 compared to $350 thousand in the preceding quarter and $385 thousand in the same quarter in 2007. The total ALLL provision expense for the year ended December 31, 2008 was $1.420 million compared to $570 thousand for the same time period in 2007. The increase in the ALLL provision relates to the increase in non-performing loans and the increase in net-charge offs during 2008. Net charge-offs for the year ended December 31, 2008 were $1.326 million, and increase of $621 thousand over this same twelve month period in 2007. The annualized net charge off/average loan ratio for the period ending December 31, 2008 was .26%, compared to .14% for the same time last year.

Consistent with generally accepted accounting principles and regulatory guidelines, the Company uses a systematic methodology to estimate its allowance for loan losses. The methodology takes into consideration not only charge-offs but also the quality of the Company’s loans and the types and amounts of loans comprising the loan portfolio, while considering adjustments and estimates based on various environmental factors. As of December 31, 2008, the ALLL/total loan ratio was 1.01% compared to 1.06% at the end of the 2007.

Farmers National Banc Corp., is the bank holding Company for the Farmers National Bank of Canfield. Farmers operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

Among the important factors that could cause actual results to differ materially are asset quality, interest rates, changes in the mix of the Company’s business, competitive pressures, general economic conditions and the risk factors detailed in the Company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

Farmers National Banc Corp. and Subsidiary
Consolidated Financial Highlights
(Amounts in thousands, except per share data)

Consolidated Statements of Income	For the Three Months Ended		For the Twelve Months Ended
	Dec 31, 2008	Dec 31, 2007	Dec 31, 2008	Dec 31, 2007
Total interest income	$12,062	$11,592	$46,415	$45,538
Total interest expense	4,707	5,633	19,947	21,893

Net interest income	7,355	5,959	26,468	23,645
Provision for loan losses	860	385	1,420	570
Other income	827	516	2,617	4,408
Other expense	5,643	5,078	21,013	20,382

Income before income taxes	1,679	1,012	6,652	7,101
Income taxes	271	49	987	1,176

Net income	$1,408	$963	$5,665	$5,925

Basic and diluted earnings per share	$0.11	$0.07	$0.43	$0.46
Cash dividends	1,577	2,070	6,802	8,309
Cash dividends per share	0.12	0.16	0.52	0.64
Book value per share	5.83	5.67	5.83	5.67

Consolidated Statements of Financial Condition		Dec 31, 2008	Dec 31, 2007
Assets
Cash and cash equivalents		$24,049	$31,105
Securities available for sale		271,605	220,151
Loans		552,005	514,106
Less allowance for loan losses		5,553	5,459

Net Loans		546,452	508,647
Other assets		38,264	38,333

Total Assets		$880,370	$798,236

Liabilities and Stockholders’ Equity
Deposits		$648,010	$593,428
Other interest-bearing liabilities		151,899	126,629
Other liabilities		3,359	4,259

Total liabilities		803,268	724,316
Stockholders’ Equity:		77,102	73,920

Total Liabilities and Stockholders’ Equity		$880,370	$798,236

Period-end shares outstanding		13,230	13,028

Ratios
Return on Average Assets		0.67%	0.74%
Return on Average Equity		7.67	7.95
Efficiency Ratio (on a tax equivalent basis)		63.02	68.00
Capital to Asset Ratio		8.76	9.26
Dividends to Net Income		120.07	140.24
Net Loans to Assets		62.07	63.72
Loans to Deposits		85.18	86.63
Allowance for Loan Losses to Total Loans		1.01	1.06
Non-performing Loans to Total Loans		0.97	0.46

Unaudited